                                                                   EXHIBIT 8


                              EMPLOYMENT AGREEMENT
                              --------------------



     This Employment Agreement (the "Agreement"), dated September 23, 1996, is entered into by and between Ferrofluidics Corporation (the "Company"), a Massachusetts corporation with its principal place of business at 40 Simon Street, Nashua, New Hampshire, and William B. Ford ("Employee"), of 3 Bruce Road, Winchester, Massachusetts 01890.

     WHEREAS, the financial operations of the Company are a complex matter requiring direction and leadership in a variety of areas;

     WHEREAS, Employee possesses the experience and expertise to provide the direction and leadership required by the Company; and

     WHEREAS, subject to the terms and conditions hereinafter set forth, the Company, therefore, wishes to establish the terms of employment of Employee as its Vice President and Chief Financial Officer, and Employee agrees to so establish such terms of this employment;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

     1. EMPLOYMENT. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and Employee hereby accepts employment on the terms and conditions set forth in this Agreement.

     2. EFFECTIVE DATE. The effective date (the "Effective Date") of this Agreement shall be September 23, 1996.

     3. Capacity and Performance.
        -------------------------

          a. Employee shall be employed by the Company as its Vice President and Chief Financial Officer, and shall have all powers and duties consistent with those positions, subject to the direction of the Company's Board of Directors.

          b. Employee shall devote his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and its affiliates, and to the discharge of his duties and responsibilities hereunder. In accordance with the foregoing, Employee shall not engage in any other business activity, except as may be approved by the Board of Directors; PROVIDED, HOWEVER, that nothing herein shall be construed as preventing Employee from investing his assets in a manner not otherwise prohibited by this Agreement, and in such form or manner as shall not require any material services on his part in the operations or affairs of the companies or other entities in which such investments are made.

          c. Except for required travel on the Company's business, Employee shall not be required to work on a regular basis at any location outside of Hillsborough County in the State of New Hampshire.

     4. Compensation and Benefits.
        --------------------------

          a. BASE SALARY. The Company shall pay Employee a base salary at an annual rate (the "Base Salary") equal to $140,000 per year, payable in accordance with the payroll practices of the Company for its executives, subject to annual salary reviews by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") or the President, as appropriate, on October 1st of each year for the duration of the Term of this Agreement.

          b. BONUS. Employee shall be entitled to participate in the Company's Cash Incentive Plan (the "Bonus Plan"), whereby Employee will be eligible to, and may, in the sole discretion of the Compensation Committee, earn as an annual bonus a percentage of his Base Salary based 50% upon the percentage of the Bonus Plan goals, as established by the Board of Directors of the Company, achieved by the Company and 50% on individual goals established by the President of the Company, in any given year, as follows:

                  Percentage of Bonus Plan             Percentage of Base Salary
                       Goals Achieved*                      Earned as Bonus
                  ------------------------             ------------------------

                             80%                                 0%
                            100%                                 20%
                            120%                                 40%

          * For percentages between 80% and 120%, the percentage of Base Salary that may be earned by Employee will be determined by linear interpolation.

          c. On the Effective Date of this Agreement, Employee will be awarded an incentive stock option to purchase 30,000 shares of Common Stock (the "Stock Option") pursuant to the Company's 1995 Stock Option and Incentive Plan (the "Stock Option Plan"). The Stock Option will be granted to Employee at the market price of the shares of Common Stock underlying such Stock Option as of the Effective Date and shall vest as follows:

                                  Percentage of Shares           Cumulative
     Vesting Date                   Becoming Vested           Percentage Vested
     ------------                   ---------------           -----------------


     September 23, 1997                  25%                        25%
     September 23, 1998                  25%                        50%
     September 23, 1999                  25%                        75%
     September 23, 2000                  25%                       100%

As provided in Section 15 of the Stock Option Plan, all of the shares subject to the Stock Option above shall become immediately vested and exercisable in full, whether or not the Stock Option or any portion thereof is vested and exercisable at such time, upon the occurrence of a "Change of Control" of the Company as such term is defined in the Stock Option Plan.

          d. VACATIONS. Employee shall be entitled to the number of paid vacation days to which he would be entitled in accordance with the Company's normal vacation policy, to be taken at such times and intervals as shall be determined by Employee, subject to the reasonable business needs of the Company.

          e. RETIREMENT PLANS. Employee shall be entitled to participate in and enjoy the benefit of the Company's retirement, supplementary retirement, deferred compensation or similar plans, programs or arrangements as available to the Company's management from time to time.

          f. HEALTH, WELFARE AND FRINGE BENEFIT PLANS, ETC. Employee shall be entitled to participate in and enjoy the benefit of all the health, medical, dental, cafeteria, reimbursement, death (including life insurance), accident, travel insurance, long-term disability, short-term disability, sick leave, other leaves of absence, holidays and other similar welfare, fringe-benefit or employment-related plans, programs, arrangements, policies or perquisites available to the Company's management from time to time. Participation shall be subject to the terms of the applicable plan documents and the discretion of the Board of Directors or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans as they apply to the Company's management at such times and in such manner as the Company determines to be appropriate, without recourse by Employee.

          g. BUSINESS EXPENSES. The Company shall pay or reimburse Employee for reasonable business expenses incurred or paid by him in the performance of his duties and responsibilities hereunder, subject to any restrictions on such expenses set by the Board of Directors and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

          h. MOVING EXPENSES. The Company shall reimburse Employee for reasonable moving expenses incurred in connection with Employee's relocation to New Hampshire, including without limitation costs and expenses of moving furniture and family.

     5. Termination of Employment and Severance Benefits.
        -------------------------------------------------

          a. GENERAL SEVERANCE BENEFITS. The Company or Employee may terminate this employment at will upon six (6) months prior written notice if such notice is given within one year of Employee's employment hereunder, or upon one year's prior written notice if such notice is given after the first year of Employee's employment hereunder.

          b. Change of Control Benefits.
             ---------------------------


                    (1) If the Company undergoes a Change of Control (as defined below) during the Term of this Agreement, and a Terminating Event (as defined below) occurs within twelve (12) months after the date on which such Change of Control occurs, Employee shall be entitled to receive an amount equal to six (6) months' Base Salary at the rate then in effect under this Agreement if such Terminating Event occurs within the first year of Employee's employment hereunder, and an amount equal to twelve (12) months' Base Salary at the rate then in effect under this Agreement if such Terminating Event occurs after the first year of Employee's employment hereunder.

                    (2) "Change of Control" shall mean the occurrence of any one of the following events:

                         (i) any "person" (as such term is used in Sections
                    13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the
                    Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company's then outstanding securities; or

                         (ii) persons who, as of the Effective Date, constituted
                    the Company's Board of Directors (the "Incumbent Board") cease for any reason, including without limitation as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Company subsequent to the Effective Date whose election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Agreement, be considered a member of the Incumbent Board; or

                         (iii) the stockholders of the Company approve a merger
                    or consolidation of the Company with any other corporation or other entity, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

                         (iv) the stockholders of the Company approve a plan of
                    complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.



                    (3) A "Terminating Event" shall mean any voluntary or
               involuntary termination of Employee's employment occurring subsequent to a Change of Control, other than the termination of Employee's employment pursuant to Section 5d hereunder.

               c. DEATH OR DISABILITY. In the event Employee dies or becomes disabled during the Term this Agreement, his employment hereunder shall automatically terminate. In such case, the Company shall pay to Employee or his beneficiary, as the case may be, any earned but unpaid salary as of the date of his death or disability. For the purpose of this Agreement, "disability" shall refer to a situation in which Employee is totally disabled from performing his duties for the Company during a period of thirteen (13) consecutive weeks.

               If any question shall arise as to whether during any period Employee has suffered disability, Employee may, and at the request of the Company will, submit to the Company a certification in reasonable detail by a physician selected by Employee or his guardian to whom the Company has no reasonable objection as to whether Employee was so disabled and such certification shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and Employee shall fail to submit such certification, the Company's determination of such issue shall be binding on Employee.

               d. BY THE COMPANY FOR CAUSE. The Company may terminate Employee's employment hereunder for cause at any time upon notice to Employee setting forth in reasonable detail the nature of such cause. The following, as determined by the Board of Directors in its reasonable judgment, shall constitute "cause" for termination:

                    (1) Employee's falsification of the accounts of the Company, embezzlement of funds of the Company or other material dishonesty with respect to the Company or any of its affiliates; or

                    (2) Conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude (it being understood that violation of a motor vehicle code does not constitute such a crime); or

                    (3) Conduct engaged in or action taken or omitted to be
               taken by Employee which is in material breach of this Agreement;
               or

                    (4) Material failure to perform a substantial portion of
               Employee's duties and responsibilities hereunder, which failure continues for more than thirty (30) days after written notice given to Employee pursuant to a vote of the Board of Directors, such vote to set forth in reasonable detail the nature of such failure; or

                    (5) Gross or willful misconduct of Employee' with respect to the Company or any subsidiary or affiliate thereof.

          Upon the giving of notice of termination of Employee's employment hereunder for cause, the Company shall have no further obligation or liability to Employee, other than the payment of salary earned and unpaid at the date of termination and the contribution by the Company to the cost of Employee's participation (subject to any required employee contribution by Employee under the terms of the applicable plans) in the Company's group medical and dental insurance plans as the same are in effect from time to time for so long as Employee is entitled to continue such participation under applicable law and plan terms.

          e. LIMITATION OF BENEFITS. It is the intention of Employee and of the Company that no payments by the Company to or for the benefit of Employee under this Agreement or any ether agreement or plan pursuant to which he is entitled to receive payments or benefits shall be non-deductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") relating to "parachute payments," Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Section 280G, any such payments exceed the amount which can be deducted by the Company, the payments which Employee is entitled to receive under this Agreement shall be reduced by that amount which exceeds the maximum amount deductible by the Company under Section 280G. To the extent that payments exceeding such maximum deductible amount have been made to or for the benefit of Employee, such excess payments shall be refunded to the Company with interest thereon at the applicable federal rate determined under
     Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be non-deductible to the Company by reason of the operation of said Section 280G.

     6. WITHHOLDING. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

     7. ASSIGNMENT. Neither the Company nor Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Employee in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other person or entity or transfer all of its properties or assets to any other person or entity. This Agreement shall inure to the benefit of and be binding upon the Company and Employee, their respective successors, executors, administrators, heirs and permitted assigns.

     8. SEVERABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     9. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     10. NOTICES. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed given when delivered by hand, telex or facsimile, or if mailed, five days after mailing (two business days in the case of courier service), to the parties as follows: to Employee at his last known address on the books of the Company and, in the case of the Company, to its principal place of business, attention of Clerk or to such other address as either party may specify by notice to the other.

     11. ENTIRE AGREEMENT. This Agreement and the Non-Disclosure/Non-Compete Agreement executed by Employee constitute the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Employee's employment.

     12. AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by Employee and by an expressly authorized representative of the Company.

     13. HEADINGS. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope of or content of any provision of this Agreement.

     14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

     15. GOVERNING LAW. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of The Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.


                                [END OF TEXT]

     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Employee, as of the date first above written.

                                               FERROFLUIDICS CORPORATION


/s/ William B. Ford                            By: /s/ Salvatore J. Vinciguerra
----------------------                             ----------------------------
William  B. Ford                                   Salvatore J. Vinciguerra
                                                   President and Chief Executive
                                                   Officer